EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                 Mark Scott, 404.459.7452, mscott@homebanc.com

JOHN C. “JACK” ALEXANDER NAMED TO

HOMEBANC CORP. BOARD OF DIRECTORS

ATLANTA, GA, September 3, 2004 – HomeBanc Corp. (NYSE : HMB) announced John C. “Jack” Alexander has been named to the company’s board of directors.

Alexander brings to HomeBanc a wealth of experience and knowledge in finance and accounting. He is also known nationally for his entrepreneurial and ethical leadership, most notably having received the National Ernst & Young Entrepreneur of the Year award for Principle-Centered Leadership.

Alexander is chairman and CEO of Geronimo Funds. The company started operations in May 2002 and through three subsidiaries provides real estate acquisition, brokerage and asset management services in the hospitality real estate market (Geronimo Realty); provides commercial real estate mortgage brokerage services (Geronimo Capital); and aggregates capital from organizations and individuals for the purpose of relieving distress and oppression around the world (Geronimo Funds).

Prior to forming Geronimo Funds, Alexander served as executive vice president and chairman of BCD Holdings from 2001 to 2002 and served as chief executive officer and partner with World Travel Partners from 1988 to 2001.

“We’re delighted that Jack accepted the position on HomeBanc Corp.’s board,” said HomeBanc Chairman and CEO Patrick S. Flood. “His commitment to integrity and ethics in business and personally are well demonstrated and well known in the business community. His service to HomeBanc will be invaluable.”

HomeBanc Corp. is the parent company of HomeBanc Mortgage, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. For more information about HomeBanc Corp., HomeBanc Mortgage, or the company’s mortgage products, contact HomeBanc at www.homebanc.com.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors.”